Exhibit 99.2

JERRY HELD JOINS OPENWAVE’S BOARD OF DIRECTORS

REDWOOD CITY, Calif. —May 2, 2005 — Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced that Jerry Held has been appointed to its board of directors. Held will replace Kevin Kennedy, CEO of JDS Uniphase. Kennedy has decided to step down following Openwave’s recent leadership transition and after three years on the board and almost two years after leaving Openwave as COO.

Jerry Held is currently CEO of The Held Group where he is a strategic consultant to CEOs and senior executives of technology firms ranging from startups to very large organizations. He is a board member of Business Objects and MetaMatrix, Inc. and is Chairman of Software Development Technologies. Held has previously served in executive management positions at Oracle and Tandem Computers. While at Oracle, he led Oracle’s data base business as well as the development of pioneering interactive multimedia technology that included some of the earliest e-commerce application trials. He was CEO-in-residence at the venture capital firm of Kleiner Perkins Caufield & Byers and worked in the field of computer-aided design (CAD) for integrated circuits at RCA Sarnoff Laboratories.

“With Jerry’s software experience and leadership skills, he will be an important independent addition to our board of directors,” said Bernard Puckett, chairman of the board. “I would also like to thank Kevin for his years of commitment to Openwave and the operational discipline he brought to Openwave.”

“Openwave holds a unique position in the industry as the worldwide leading supplier of client and server software and services for wireless and broadband operators,” said Held. “This is an exciting time to be involved with Openwave as the adoption of mobile data and broadband services is rapidly increasing and Openwave is the dominant pure play leader in this market.”

David Peterschmidt, president and CEO of Openwave adds, “We look forward to Jerry’s contributions, especially in the areas of software technology strategy.”

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

For further information:

Contact Openwave Worldwide Public Relations